As filed with the Securities and Exchange Commission on September 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

R1 RCM Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-4340782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

434 W. Ascension Way

6th Floor

Murray, Utah 84123

(312) 324-7820

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Sean Radcliffe

Executive Vice President and General Counsel

434 W. Ascension Way

6th Floor

Murray, Utah 84123

(312) 324-7820

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert M. Hayward, P.C.

Alexander M. Schwartz

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

PROSPECTUS

R1 RCM Inc.

179,754,055 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholder identified in this prospectus of up to an aggregate of 179,754,055 shares of common stock, par value $0.01 per share, of R1 RCM Inc. 40,464,855 shares are issuable upon exercise of the outstanding warrant which entitles the holder thereof to purchase an aggregate of 40,464,855 shares of our common stock at an exercise price of $3.50 per share, subject to certain adjustments. In connection with the exercise of the warrant, the holder thereof may elect, in such holder’s sole discretion, to pay cash or to exercise on a cashless basis, pursuant to which such holder will not be required to pay cash for shares of common stock issuable upon exercise of the warrant, but will instead receive fewer shares of common stock.

The selling stockholder may from time to time offer and sell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters, broker-dealers or agents, or directly to purchasers. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

This prospectus describes the general manner in which shares of common stock may be offered and sold by the selling stockholder. When the selling stockholder sells shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder.

Our common stock is traded on the NASDAQ Stock Market (“NASDAQ”) under the symbol “RCM.” On September 7, 2022, the last reported sale price of our common stock on the NASDAQ was $22.28.

Investing in our common stock involves a high degree of risk. Please review the information under the heading “Risk Factors” on page 3 of this prospectus and in any documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “Commission” or the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the selling stockholder may sell, from time to time, the shares of our common stock registered hereby in one or more offerings. If required in connection with an offering hereunder, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

Neither we, the selling stockholder nor any underwriter have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or in any free writing prospectus made available by us. Neither we, the selling stockholder nor any underwriter take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

You should assume that the information appearing in this prospectus is accurate only as of the date on the cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” and the “Company” and similar references refer to R1 RCM Inc. and its subsidiaries.

COMPANY OVERVIEW

We are a leading provider of technology-driven solutions that transform the patient experience and financial performance of healthcare providers. Our services help healthcare providers generate sustainable improvements in their operating margins and cash flows while also enhancing patient, physician and staff satisfaction for our customers.

We achieve these results for our customers by managing healthcare providers’ revenue cycle operations, which encompass processes including patient registration, insurance and benefit verification, medical treatment documentation and coding, bill preparation and collections from patients and payers. We do so by analyzing large volumes of clinical and financial data, and by leveraging our extensive healthcare domain experience, innovative technology and intelligent automation to identify potential services revenue and to generate process efficiency. We assist our revenue cycle management (“RCM”) customers by increasing the portion of the maximum potential services revenue they receive and by reducing their revenue cycle operating costs. These benefits can generate significant and sustainable improvements in operating margins and cash flows for our customers.

Corporate Information

We were incorporated in Delaware in 2003 as Healthcare Services, Inc. and were named Healthcare Services, Inc. from July 2003 until August 2009 when we changed our name to Accretive Health, Inc. We operated under the name Accretive Health until January 5, 2017, when we changed our name to R1 RCM Inc. On June 21, 2022, pursuant to the Transaction Agreement and Plan of Merger, dated as of January 9, 2022 (the “Transaction Agreement”), by and among R1 RCM Holdco Inc. (f/k/a R1 RCM Inc.) (“Old R1”), the Company (f/k/a Project Roadrunner Parent Inc.), Project Roadrunner Merger Sub Inc. (“R1 Merger Sub”) and the remaining parties thereto, R1 Merger Sub was merged with and into Old R1, with Old R1 surviving as a direct, wholly-owned subsidiary of the Company. Our principal executive offices are located at 434 W. Ascension Way, 6th Floor, Murray, Utah 84123, and our telephone number is (312) 324-7820. Our website address is www.r1rcm.com. Neither our website nor any information contained on our website is part of this prospectus.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, which are incorporated by reference herein, together with the information in this prospectus and any other information incorporated by reference into this prospectus. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. You should not place undue reliance on these statements. All statements, other than statements of historical facts, included in this prospectus are forward-looking statements. The words “anticipate,” “believe,” “designed,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “will” or “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about our strategy, our future operations, our future financial position, our projected costs, our prospects, our plans, objectives of management, our ability to successfully deliver on our commitments to our customers, our ability to deploy new business as planned, our ability to successfully implement new technologies, our ability to complete or integrate acquisitions as planned and to realize the expected benefits from acquisitions, the expected outcome or impact of pending or threatened litigation and expected market growth. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	our ability to retain existing customers or acquire new customers;

•	the development of markets for our RCM service offering;

•	variability in the lead time of prospective customers;

•	competition within the market;

•	breaches or failures of our information security measures or unauthorized access to a customer’s data;

•	delayed or unsuccessful implementation of our technologies or services, or unexpected implementation costs;

•	disruptions in or damages to our global business services centers and third-party operated data centers;

•	the impact of the novel coronavirus pandemic on our business, operating results and financial condition;

•	risks related to our indebtedness;

•	the loss of key personnel and our ability to integrate our customers’ revenue cycle management employees;

•	our potential liability resulting from future errors;

•	negative perceptions of the collection of medical co-pays and other payments from patients;

•	negative perceptions of offshore outsourcing and proposed legislation related thereto;

•	the impact of litigation;

•	our legal responsibility for obligations related to our customers’ employees;

•	our dependence on the Amended and Restated Master Professional Services Agreement with Ascension Health;

•	our ability to realize the anticipated benefits of acquisitions, strategic initiatives and other investments;

•	our ability to comply with healthcare laws and regulations;

•	developments in the healthcare industry, including national healthcare reform;

•	our ability to comply with information privacy laws;

•	our ability to comply with debt collection and other consumer protection laws and regulations;

•	our ability to protect our intellectual property; and

•

other factors set forth in Part I, Item 1A “Risk Factors” in Old R1’s (as defined below) most recent Annual Report on Form 10-K and in Part II, Item 1A “Risk Factors” in Old R1’s most recent Quarterly Report on Form 10-Q for the period ended March 31, 2022, and our most recent Quarterly Report on Form 10-Q for the period ended June 30, 2022.

The forward-looking statements included or incorporated by reference in this prospectus represent our views as of the date of this prospectus. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any shares of common stock offered by this prospectus by the selling stockholder. The selling stockholder will receive all of the net proceeds from any sale. We have agreed to pay certain expenses in connection with the registration of common stock being offered by the selling stockholder.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On June 21, 2022, pursuant to the Transaction Agreement, dated as of January 9, 2022, among the Company, Old R1, R1 Merger Sub, Revint Holdings, LLC (“Cloudmed”), CoyCo 1, L.P. (“CoyCo 1”), CoyCo 2, L.P. (“CoyCo 2” and, together with CoyCo 1, the “Sellers”), and, solely for certain purposes set forth therein, NMC Ranger Holdings, LLC, the Company purchased Cloudmed and affiliated entities (collectively, the “Cloudmed entities”), through (i) a merger of R1 Merger Sub with and into Old R1 with Old R1 as the surviving entity, which resulted in Old R1 becoming a wholly-owned subsidiary of the Company and (ii) the Sellers contributing 100% of the equity of a blocker parent corporation of the Cloudmed entities in exchange for an aggregate of 135,929,742 shares of common stock, par value $0.01 per share, of the Company, subject to certain adjustments following the closing as set forth in the Transaction Agreement (the “Acquisition”).

The following unaudited pro forma condensed combined financial information present the combination of the historical consolidated statements of operations of Old R1, the Company and Cloudmed adjusted to give effect to the Acquisition, related financing transactions and issuance of new share-based awards to Cloudmed employees and pull-forward share-based awards granted to Company employees in conjunction with the Acquisition. The financing transactions and share-based award adjustments are shown in a separate column as “other transaction accounting adjustments.” All amounts presented within this section are presented in millions, except per share amounts, unless otherwise noted.

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with the historical consolidated financial statements of Old R1 and the Company and related notes that have been filed with the SEC, certain of which are incorporated by reference into this prospectus, including the audited consolidated financial statements of Old R1 and the related notes included in Old R1’s Annual Report on Form 10-K for the year ended December 31, 2021, the unaudited consolidated financial statements of Old R1 and the related notes included in Old R1’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, the unaudited consolidated financial statements of the Company and the related notes included in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022, and the historical consolidated financial statements of Cloudmed and related notes, including the audited consolidated financial statements of Cloudmed for the fiscal year ended December 31, 2021 and the unaudited condensed consolidated financial statements of Cloudmed for the three months ended March 31, 2022 included in or incorporated by reference into this prospectus. No activity exists outside of Cloudmed that would materially impact the unaudited pro forma condensed combined financial information below.

The unaudited pro forma condensed combined financial information has been prepared for illustrative and informational purposes only. The pro forma financial information is not necessarily indicative of what the combined company’s statements of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors” in this prospectus.

The historical consolidated statement of operations of Cloudmed for the year ended December 31, 2021 has been adjusted as shown in the notes to the unaudited pro forma condensed combined financial information by the Company’s management to reflect certain reclassifications to conform with the Company’s current financial statement presentation. The transaction accounting adjustments are preliminary, based upon available information and made solely for the purpose of providing these unaudited pro forma condensed combined statements of operations. Differences between these preliminary unaudited estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the future results of operations and financial position of the combined company.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2022 ($ in millions, except share information)

	Historical
	The Company	Cloudmed	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Net services revenue	$777.6	$203.3	$—		$—		$980.9
Operating expenses
Costs of services	606.6	116.9	56.6	5a	8.2	5a	788.3
Selling, general and administrative expense	59.8	26.8	0.4	5a	4.7	5a	91.7
Other expenses	106.0	63.7	(112.4)	5b	—		57.3

Total operating expenses	772.4	207.4	(55.4)		12.9		937.3

Income (loss) from operations	5.2	(4.1)	55.4		(12.9)		43.6
Net interest expense	11.6	23.9	(23.9)	5d	28.3	5d	39.9

Income (loss) before income taxes	(6.4)	(28.0)	79.3		(41.2)		3.7
Income tax provision (benefit)	(15.4)	(0.1)	12.9	5c	(10.3)	5c	(12.9)

Net income (loss)	$9.0	$(27.9)	$66.4		$(30.9)		$16.6

Net income (loss) available to common shareholders	$9.0	$(27.9)	$66.4		$(30.9)		$16.6

Net income (loss) per common share (Note 6)
Basic	$0.03						$0.04
Diluted	$0.03						$0.04

Weighted average shares outstanding
Basic	286,746,902						415,166,714
Diluted	328,169,238						456,589,050

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021 ($ in millions, except share information)

	Historical
	Old R1	Cloudmed as Reclassified	Notes	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Net services revenue	$1,474.6	$331.4		$—		$—		$1,806.0
Operating expenses
Costs of services	1,162.8	196.8	4	132.4	5a	17.5	5a	1,509.5
Selling, general and administrative expense	120.0	49.9	4	(1.2)	5a	10.6	5a	179.3
Other expenses	46.1	73.2	4	81.1	5b	—		200.4

Total operating expenses	1,328.9	319.9		212.3		28.1		1,889.2

Income (loss) from operations	145.7	11.5		(212.3)		(28.1)		(83.2)
Net interest expense	18.9	43.4		(43.4)	5d	62.8	5d	81.7

Income (loss) before income taxes	126.8	(31.9)		(168.9)		(90.9)		(164.9)
Income tax provision (benefit)	29.6	(0.7)	4	(44.0)	5c	(22.7)	5c	(37.8)

Net income (loss)	$97.2	$(31.2)		$(124.9)		$(68.2)		$(127.1)
Adjustments for preferred stock dividends	(592.3)	—		—		—		(592.3)

Net income (loss) available to common shareholders	$(495.1)	$(31.2)		$(124.9)		$(68.2)		$(719.4)

Net income (loss) per common share (Note 6)
Basic	$(1.86)							$(1.79)
Diluted	$(1.86)							$(1.79)

Weighted average shares outstanding
Basic	266,183,565							402,113,307
Diluted	266,183,565							402,113,307

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. As the acquirer, the Company has estimated the fair value of Cloudmed’s assets acquired and liabilities assumed and conformed the accounting policies of Cloudmed to its own accounting policies.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated consideration is preliminary, pending finalization of various estimates and analyses. Since these unaudited pro forma condensed consolidated statements of operations have been prepared based on preliminary estimates of consideration and fair values attributable to the Acquisition, the actual amounts eventually recorded for the Acquisition, including Goodwill, may differ materially from the information presented in the unaudited pro forma condensed combined financial information.

Acquisition-related transaction costs of $81.1 million were not included as a component of consideration transferred but were expensed in the period incurred. These acquisition-related transaction costs incurred by the Company are reflected in the unaudited pro forma condensed combined statements of operations as a decrease and increase to other expenses for the six months ended June 30, 2022 and year ended December 31, 2021, respectively. Additionally, $31.3 million of acquisition-related transaction costs incurred by Cloudmed are reflected as a decrease to other expenses in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022.

Further, the unaudited pro forma condensed consolidated statements of operations do not reflect the following items:

•	Restructuring or integration activities that have yet to be determined; and

•	The impact of possible cost or growth synergies expected to be achieved by the combined company, as no assurance can be made that such cost or growth synergies will be achieved.

The unaudited pro forma condensed combined statements of operations have been prepared to reflect the Acquisition as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 was prepared utilizing the Company’s historical consolidated statement of operations for the six months ended June 30, 2022 (which includes Cloudmed’s results subsequent to the Acquisition, i.e., June 21 through June 30, 2022). Cloudmed’s historical consolidated statement of operations includes the pre-acquisition period from January 1, 2022 through June 20, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 was prepared utilizing Old R1 and Cloudmed’s historical consolidated statements of operations for the year ended December 31, 2021.

2.	Preliminary Consideration

The preliminary consideration is calculated as follows (in millions except share and per share amounts):

Shares of Company common stock issued	135,929,742
R1 RCM Inc. opening price as of June 21, 2022	$20.09

Total stock consideration	$2,730.8
Fair value discount factor (12.5%) for lock-up covenant	87.5%

Estimated stock consideration to be transferred	$2,389.5
Fair value of Company RSUs issued in exchange for unvested Cloudmed restricted units	$11.3
Estimate of equity consideration expected to be transferred	$2,400.8
Estimated cash consideration	$879.8

Estimate of total consideration expected to be transferred	$3,280.6

The fair value of share-based compensation awards relates to certain unvested Cloudmed restricted units that were replaced with Company restricted stock units (“RSUs”). The Company awards generally have a continued time-based vesting schedule in line with historic Cloudmed awards, resulting in $11.3 million allocated to pre-combination expense, treated as part of total consideration, with the remaining $19.2 million being recognized in post-combination periods.

3.	Estimated Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of Cloudmed’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date:

Total purchase consideration	$3,280.6

Assets acquired:
Cash and cash equivalents	$32.1
Accounts receivable	64.0
Current portion of contract assets	64.1
Property, equipment and software	5.0
Operating lease right-of-use assets	25.2
Non-current portion of contract assets	23.9
Intangible assets	1,370.1
Other assets	6.4

Total identifiable assets	$1,590.8
Liabilities assumed:
Accounts payable	$31.7
Customer liabilities	3.3
Accrued compensation and benefits	91.0
Operating lease liabilities	25.3
Deferred income tax liabilities	142.0
Other liabilities	13.1

Total liabilities assumed	$306.4

Total pro forma goodwill	$1,996.2

4.	Reclassification adjustments

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been adjusted to reflect certain reclassifications of Cloudmed’s consolidated statement of operations to conform to the Company’s financial statement presentation.

Financial information presented in the “Cloudmed as Reclassified” column in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been reclassified to conform to the presentation of the Company as indicated in the table below:

Presentation in Cloudmed’s historical consolidated statement of operations		Presentation in unaudited pro forma condensed combined statement of operations
Cost of services	$ 158.1	Cost of services	$155.1
		Other	3.0
Selling, general and administrative	88.5	Selling, general and administrative	46.1
		Other	42.4
Depreciation and amortization	44.8	Cost of services	41.2
		Selling, general and administrative	3.6
Transaction expenses	18.8	Other	18.8
Net loss related to earn-out liabilities	9.0	Other	9.0
		Cost of services	0.5
Other	1.7	Selling, general and administrative	0.1
		Income tax provision (benefit)	1.1
Income tax benefit	(1.8)	Income tax provision (benefit)	(1.8)

		Cloudmed as Reclassified
		Cost of services	$196.8
		Selling, general and administrative	49.9
		Other	73.2
		Income tax benefit	(0.7)

Due to rounding, numbers presented in this table may not add up precisely to the totals provided.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations.

(a)

Includes adjustment to estimated depreciation and amortization expense related to the preliminary fair value assigned to acquired property, equipment and software and intangible assets. Additionally, includes an adjustment for share-based awards which represents the difference between the historical share-based compensation expense booked by Cloudmed and the Company and the estimated share-based compensation expense related to replacement and other awards issued to Cloudmed and Company employees in connection with the Acquisition.

Six months ended June 30, 2022

	Cost of Services	Selling, General, & Administrative	Total
Property, equipment and software	$0.5	$—	$0.5
Intangibles	79.4	—	79.4
Share-based compensation	11.0	7.1	18.1
Less: historical depreciation and amortization expense	(26.1)	(2.0)	(28.1)

Net adjustment	$64.8	$5.1	$69.9

Year ended December 31, 2021

	Cost of Services	Selling, General, & Administrative	Total
Property, equipment and software	$0.9	$—	$0.9
Intangibles	168.0	—	168.0
Share-based compensation	24.0	16.5	40.5
Less: historical depreciation and amortization expense	(43.0)	(7.1)	(50.1)

Net adjustment	$149.9	$9.4	$159.3

(b)

Represents transaction-related costs incurred by either the Company or Cloudmed related to the Acquisition, including bank fees, legal fees, consulting fees, and other transaction expenses. These costs will not affect the Company’s statement of income beyond twelve months from the acquisition date.

(c)	Reflects pro forma income tax adjustments based on the estimated combined statutory tax rate of 25.0%.

(d)

Reflects the additional interest expense related to the new debt financing of $1.0 billion with floating interest rates of 3.78% and 4.53% for the senior secured incremental term loan A and senior secured term loan B facilities, respectively:

	Six Months Ended June 30, 2022	Year Ended December 31, 2021
Pro forma interest expense on additional debt financing	$26.2	$58.3
Amortization of original issue discount and new debt issuance costs	2.1	4.5

Total pro forma interest expense on new debt	28.3	62.8
Elimination of Cloudmed historical interest expense	(23.9)	(43.4)

Total pro forma adjustments to interest expense	$4.4	$19.4

A one-eighth percentage increase or decrease in the interest rates would result in a change in pro forma interest expense of approximately $1.1 million and $2.3 million for the six months ended June 30, 2022 and year ended December 31, 2021, respectively.

6.	Company Earnings Per Share Information

The following table shows the Company’s calculation of pro forma combined basic and diluted earnings per share for the six months ended June 30, 2022 and year ended December 31, 2021 (in millions, except share and per share data):

	Six Months Ended June 30, 2022	Year Ended December 31, 2021
Net income (loss)	$16.6	$(127.1)
Less dividends on preferred shares(1)	—	(592.3)

Net income (loss) attributable to common shareholders	$16.6	$(719.4)

Basic weighted-average common shares outstanding	286,746,902	266,183,565
Weighted average adjustment for issued common stock	128,419,812	135,929,742

Pro forma weighted average shares outstanding	415,166,714	402,113,307
Dilutive effect of securities	41,422,336	—

Pro forma diluted weighted average shares outstanding	456,589,050	402,113,307

Pro forma basic net income (loss) per share	$0.04	$(1.79)
Pro forma diluted net income (loss) per share	$0.04	$(1.79)

(1)

On January 15, 2021, TCP-ASC ACHI Series LLLP (“TCP-ASC”) converted all of its 294,266 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”) into 117,706,400 shares of common stock of Old R1 into which the Preferred Shares were convertible pursuant to the governing Certificate of Designation, and, in consideration therefor, Old R1 (i) issued 21,582,800 additional shares of common stock to TCP-ASC and (ii) paid TCP-ASC $105.0 million in cash. The consideration paid to induce the conversion was recorded as a dividend of $592.3 million and reduced income available to common shareholders in our earnings per share calculation.

SELLING STOCKHOLDER

This prospectus covers the possible resale by the selling stockholder identified in this prospectus of up to an aggregate of 179,754,055 shares of our common stock.

The selling stockholder and any brokers, dealers or agents that participate in the distribution of shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

The following table sets forth information about the maximum number of shares of common stock that may be offered from time to time by the selling stockholder under this prospectus. The selling stockholder identified below may acquire at any time shares in addition to those registered hereby. In addition, the selling stockholder identified below may sell, transfer, assign or otherwise dispose of some or all of its shares in transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the number of shares that will be held by the selling stockholder upon termination of this offering. The percentage of shares of our common stock beneficially owned by the selling stockholder both prior to and following the offering of securities pursuant to this prospectus is based on 418,173,395 shares of our common stock outstanding as of September 7, 2022. The information set forth below is based on information provided by or on behalf of the selling stockholder prior to the date hereof. Information concerning the selling stockholder may change from time to time.

Except for the ownership of the shares of common stock, the selling stockholder has not had any material relationship with us within the past three years, unless otherwise indicated in “Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed on April 22, 2022 and in the footnotes to the table below.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering			Shares of Common Stock Offered Hereby	Shares Beneficially Owned After Completion of the Offering
	Number of Shares Held		Percentage of Total Common Stock		Number of Shares Held	Percentage of Total Common Stock
TCP-ASC ACHI Series LLLP	179,754,055	(1)	39.2%	179,754,055	—	—

(1)

Consists of 139,289,200 shares of common stock and 40,464,855 shares of common stock issuable upon exercise of a warrant on the terms and subject to the conditions set forth in the Warrant, dated as of February 16, 2016, by and between Old R1 and TCP-ASC, and the Warrant Assignment and Assumption Agreement, dated as of June 21, 2022, by and among the Company, Old R1 and TCP-ASC. Each of TCP-ASC, TCP-ASC GP, LLC (the “Partnership GP”), TI VI ACHI Holdings GP, LLC (the “Aggregator GP”), TI IV ACHI Holdings, LP (the “Aggregator”), TowerBrook Investors Ltd. (“TBI”), Neal Moszkowski, Ramez Sousou and Ascension Health Alliance may be deemed to have shared voting and dispositive power with respect to all of the securities reported in TCP-ASC’s Schedule 13D filed with the SEC on June 21, 2022. Certain of these persons disclaim beneficial ownership over certain of the securities reported in TCP-ASC’s Schedule 13D, as set forth therein. The business address of TCP-ASC, the Partnership GP, the Aggregator GP, and the Aggregator is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The business address of TBI and Mr. Moszkowski is TowerBrook Capital Partners L.P., 65 East 55th Street, 19th Floor, New York, New York 10022. The business address of Mr. Sousou is 1 St. James’s Market, Carlton Street, London X0 SW1Y4AH, U.K. The business address of Ascension Health Alliance is 101 S. Hanley Road, Suite 450, Saint Louis, Missouri 63105.

Additional information about the selling stockholder will be set forth in a prospectus supplement, in a post-effective amendment or in filings we will make with the SEC that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

The selling stockholder may sell the securities offered through this prospectus and any accompanying prospectus supplement, if required, in any of the following ways: (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any of these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices.

The selling stockholder may use any one or more of the following methods when selling securities:

•	underwritten transactions;

•	privately negotiated transactions;

•	sales through the NASDAQ or on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares of common stock at a stipulated price per share;

•

a block trade (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	“at the market” offerings to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	exchange distributions and/or secondary distributions;

•	short sales and delivery of shares of common stock to close out short positions;

•	sales by broker-dealers of shares of common stock that are loaned or pledged to such broker-dealers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If required, a prospectus supplement with respect to a particular offering will set forth the terms of the offering, including the following:

•	the terms of the offering;

•	the names of any underwriters of agents;

•	the names of any managing underwriter or underwriters;

•	the name or names of any selling stockholders;

•	the purchase price of the shares of common stock;

•	the net proceeds from the sale of the shares of common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or agency fees and other item constituting underwriters’ or agents’ compensations;

•	any initial price to the public;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The selling stockholder may elect to make a pro rata in-kind distribution of shares of our common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of the selling stockholder, such members, partners or stockholders would thereby receive freely tradeable shares of our common stock pursuant to the distribution through a registration statement.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with the selling stockholder. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them (other than any securities purchased upon exercise of any option to purchase additional securities). In connection with any offering of common stock pursuant to this prospectus, underwriters may have an option to purchase additional shares of common stock from the selling stockholder. We will provide information regarding any such option to purchase additional shares of common stock from the selling stockholder in the applicable prospectus supplement. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and the selling stockholder, as applicable.

If dealers are used in the sale of securities offered through this prospectus, the selling stockholder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

If the selling stockholder notifies us that a material arrangement has been entered into with an underwriter, dealer or other agent for the sale of shares through a block trade, special offering or secondary distribution, we may be required to file a prospectus supplement pursuant to applicable SEC rules promulgated under the Securities Act.

Direct Sales and Sales through Agents

The selling stockholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. Any required prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by the selling stockholder. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

The selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Contracts

If the prospectus supplement indicates, the selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

At-the-Market Offerings

The selling stockholder may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). To the extent that the selling stockholder makes sales through one or more underwriters or agents in at-the-market offerings, it will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between the selling stockholder, on one hand, and the underwriters or agents, on the other. If the selling stockholder engages in at-the-market sales pursuant to any such agreement, the selling stockholder will sell securities through one or more underwriters or agents, which may act on an agency basis or a principal basis. During the term of any such agreement, the selling stockholder may sell securities on a daily basis in exchange transactions or otherwise as agreed with the underwriters or agents. Any such agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined as of the date of this prospectus. Pursuant to the terms of the agreement, the selling stockholder may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase blocks of common stock or other securities. The terms of any such agreement will be set forth in more detail in the applicable prospectus or prospectus supplement.

Market Making, Stabilization and Other Transactions

Any underwriter may over-allot or engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Over-allotment or short sales involve sales by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

The selling stockholder, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, the selling stockholder may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

In addition, the selling stockholder may enter into hedging transactions with dealers which may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares of our common stock short and deliver shares of our common stock to close out such short position. The selling stockholder may also enter into option or other transactions with dealers that require the delivery by such dealers of shares of our common stock, which securities may be resold thereafter pursuant to this prospectus or any applicable prospectus supplement.

Electronic Auctions

The selling stockholder may also make sales through the Internet or through other electronic means. Since the selling stockholder may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by the selling stockholder, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters and dealers may be entitled, under agreements entered into with the selling stockholder, to indemnification by us and the selling stockholder against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may engage in transactions with or perform services for us in the ordinary course of their businesses.

The selling stockholder and any agents, underwriters or dealers that are involved in selling shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such agents, underwriters or dealers and any profit on the resale of shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

There can be no assurance that the selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part. The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of our Amended and Restated Certificate of Incorporation, (the “Charter”), and Amended and Restated Bylaws (the “Bylaws”). The following description may not contain all of the information that is important to you. To understand the material terms of our common stock, you should read our Charter and Bylaws, copies of which have been filed with the SEC as exhibits to the registration statement, of which this prospectus is a part.

General

Under the Charter, the Company is authorized to issue 750 million shares of common stock, par value $0.01 per share (the “common stock”), and 5 million shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights.

Dividend Rights

Subject to the rights of holders of any then outstanding preferred stock, holders of common stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of funds legally available for this purpose.

The Company does not currently pay quarterly cash dividends on shares of common stock. The payment of dividends in the future, if any, will be at the discretion of the Company’s board of directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that the Company’s board of directors may deem to be relevant.

Liquidation Rights

Subject to the rights of any then outstanding preferred stock, which ranks senior to the common stock, in the event of a liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of the Company legally available for distribution to stockholders.

Other Rights

There are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to common stock.

Anti-Takeover Effects of Delaware Law and the Company’s Charter and Bylaws

Delaware law, the Charter and the Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors.

Board of Directors; Removal of Directors

The Charter and the Bylaws provide that a director may be removed with or without cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors. Any vacancy on the Company’s board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office, although less than a quorum. At each annual meeting, the entire board will stand for election for a one-year term. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Stockholder Action by Written Consent; Special Meetings

The Charter provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. The Charter and the Bylaws also provide that, except as otherwise required by law, special meetings of the Company’s stockholders can only be called by the Company’s chairman of the board, chief executive officer or board of directors.

Advance Notice Requirements for Stockholder Proposals

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. This written notice must contain certain information specified in the Bylaws. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of the Company’s outstanding voting securities.

Delaware Business Combination Statute

The Company is subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Company’s board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving the Company and the “interested stockholder” and the sale of more than 10% of the Company’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the Company’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Charter and Bylaws

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Bylaws may be amended or repealed by a majority vote of the Company’s board of directors or by the affirmative vote of the holders of at least two-thirds of the votes which all the Company’s stockholders would be entitled to cast in any election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes which all the Company’s stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of the Charter described above under “—Board of Directors; Removal of Directors” and “—Stockholder Action by Written Consent; Special Meetings”.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, LLC.

Exchange Listing

The common stock is listed on the NASDAQ under the symbol “RCM.”

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Old R1, appearing in Old R1’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of internal control over financial reporting as of December 31, 2021 (excluding the internal control over financial reporting of iVinci Partners, LLC (“VisitPay”) excluded from the scope of management’s assessment), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Old R1’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of VisitPay from the scope of such firm’s audit of internal control over financial reporting, and such reports are included therein, and incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Revint Holdings, LLC as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the resale of the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

•	Old R1’s Annual Report on Form 10-K for the year ended December 31, 2021;

•

Old R1’s Proxy Statement/Prospectus filed on April 22, 2022 (but only with respect to (i) information required by Part III of Old R1’s Annual Report on Form 10-K for the year ended December 31, 2021 and (ii) the financial statements of Revint Holdings, LLC as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021);

•	Old R1’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022;

•	our Quarterly Report on Form 10-Q for the three months ended June 30, 2022;

•

Old R1’s Current Reports on Form 8-K filed on January 10, 2022, as amended by the Current Report on Form 8-K/A filed on January  11, 2022, February  7, 2022, April  12, 2022, June  2, 2022 and June 14, 2022;

•	our Current Reports on Form 8-K filed on June 21, 2022, June 23, 2022, August 8, 2022 and August 18, 2022; and

•

the description of our common stock contained in the prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-264188) on April 22, 2022, forming part of our registration statement on Form S-4, as amended, originally filed with the SEC on April 7, 2022.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can obtain a copy of any documents which are incorporated by reference into this prospectus, including exhibits that are specifically incorporated by reference into those documents, at no cost, by writing us at:

R1 RCM Inc.

434 W. Ascension Way

6th Floor

Murray, Utah 84123

Attn: Investor Relations

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF REVINT HOLDINGS, LLC

Revint Holdings, LLC

Condensed Consolidated Balance Sheets

	(unaudited) As of March 31,	As of December 31,
in thousands, except unit amounts	2022	2021
Assets
Current Assets
Cash and cash equivalents	$23,772	$18,795
Accounts receivable, net	85,253	76,275
Contract assets, current portion	31,904	30,380
Prepaid expenses	9,275	7,432
Other current assets	260	1,484

Total current assets	150,464	134,366

Property and equipment, net	5,336	5,533
Operating lease right-of-use assets	22,969	—
Contract assets, net of current portion	24,348	23,042
Goodwill	624,384	624,312
Other intangible assets, net	495,826	504,582
Other long-term assets	1,762	1,798

Total assets	1,325,089	1,293,633

Liabilities and members’ equity
Current liabilities
Accounts payable	1,548	1,357
Accrued salaries and benefits	44,019	32,414
Accrued expenses	11,346	12,979
Operating lease liabilities, current portion	6,315	—
Deferred revenue, current portion	1,080	1,131
Long-term debt, current portion	8,768	8,768
Earn-out liabilities, current portion	3,000	3,000

Total current liabilities	76,076	59,649

Long-term liabilities
Deferred revenue, net of current portion	2,373	2,562
Deferred tax liability	23,593	24,108
Earn-out liabilities, net of current portion	5,700	5,700
Operating lease liabilities, net of current portion	20,543	—
Long-term debt, net of current portion	827,681	828,212
Other long-term liabilities	1,141	5,629

Total long-term liabilities	881,031	866,211

Total liabilities	957,107	925,860

Members’ equity
Members’ interest-Class A-1 (1,891,405 and 1,891,405 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	177,552	177,095
Members’ interest-Class A-2 (274,254 and 274,254 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	30,665	30,665
Members’ interest-Class A-3 (136,563 and 136,563 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	12,950	12,950
Members’ interest-Class A-4 (1,630,439 and 1,630,439 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively)	248,544	248,544
Members’ interest-Class P (293,664 issued and 286,542 outstanding as of March 31, 2022 and 293,664 issued and 286,542 outstanding as of December 31, 2021)	9,997	9,141
Accumulated deficit	(111,726)	(110,622)

Total members’ equity	367,982	367,773

Total liabilities and members’ equity	$1,325,089	$1,293,633

See accompanying notes to the condensed consolidated financial statements.

Revint Holdings, LLC

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
in thousands	2022	2021
Revenue	$100,660	$73,382
Operating expenses(1)
Cost of operations, including technology (exclusive of depreciation and amortization below)	51,020	34,813
Sales, general and administrative	27,370	19,044
Depreciation and amortization	12,708	10,509
Transaction expenses	147	426
Net loss related to earn-out liabilities	—	154
Other	403	250

Total operating expenses	91,648	65,196

Income from operations	9,012	8,186
Interest expense, net	12,235	10,779

Loss before income taxes	(3,223)	(2,593)
Income tax benefit	(515)	—

Net loss	$(2,708)	$(2,593)

(1)

Includes equity-based compensation within cost of operations, including technology of $513 thousand and $453 thousand for the three months ended March 31, 2022 and 2021 respectively, and sales, general and administrative of $800 thousand and $672 thousand for the three months ended March 31, 2022 and 2021 respectively.

See accompanying notes to the condensed consolidated financial statements.

Revint Holdings, LLC

Condensed Consolidated Statements of Changes in Members’ Equity (unaudited)

	Class A-1 units		Class A-2 units		Class A-3 units		Class A-4 units		Class P units
in thousands, except units	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Member interest	Accumulated deficit	Total members’ equity
Balance as of December 31, 2020	1,892,791	$176,091	274,254	$30,665	136,563	$12,950	1,630,439	$248,544	276,840	$5,801	$474,051	$(77,364)	$396,687
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,593)	(2,593)
Equity-based compensation	—	457	—	—	—	—	—	—	—	668	1,125	—	1,125
Class P unit calls	—	—	—	—	—	—	—	—	(750)	(38)	(38)	—	(38)

Balance as of March 31, 2021	1,892,791	$176,548	274,254	$30,665	136,563	$12,950	1,630,439	$248,544	276,090	$6,431	$475,138	$(79,957)	$395,181

See accompanying notes to the condensed consolidated financial statements.

Revint Holdings, LLC

Condensed Consolidated Statements of Changes in Members’ Equity (unaudited)

	Class A-1 units		Class A-2 units		Class A-3 units		Class A-4 units		Class P units
in thousands, except units	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Member interest	Accumulated deficit	Total members’ equity
Balance as of December 31, 2021	1,891,405	$177,095	274,254	$30,665	136,563	$12,950	1,630,439	$248,544	286,542	$9,141	$478,395	$(110,622)	$367,773
Impact of new lease standard adoption	—	—	—	—	—	—	—	—	—	—	—	1,589	1,589

Adjusted balance as of January 1, 2022	1,891,405	$177,095	274,254	$30,665	136,563	$12,950	1,630,439	$248,544	286,542	$9,141	$478,395	$(109,033)	$369,362
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,708)	(2,708)
Equity-based compensation	—	457	—	—	—	—	—	—	—	856	1,313	—	1,313
Other	—	—	—	—	—	—	—	—	—	—	—	15	15

Balance as of March 31, 2022	1,891,405	$177,552	274,254	$30,665	136,563	$12,950	1,630,439	$248,544	286,542	$9,997	$479,708	$(111,726)	$367,982

See accompanying notes to the condensed consolidated financial statements.

Revint Holdings, LLC

Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
in thousands	2022	2021
Cash flows from operating activities
Net loss	$(2,708)	$(2,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	486	317
Amortization	12,222	10,192
Non-cash lease expense	1,354	—
Provision for losses on receivables and contract assets	—	(67)
Equity-based compensation	1,313	1,125
Amortization of deferred financing fees	1,752	1,435
Deferred taxes	(515)	—
Net loss related to earn-out liabilities	—	154
Other loss	87	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(8,978)	4,688
Contract assets	(2,830)	(6,649)
Other assets	(673)	(770)
Accounts payable	191	631
Deferred revenue	(240)	156
Accrued expenses	11,131	5,379
Lease liabilities	(1,427)	—
Other liabilities	(15)	(59)

Net cash provided by operating activities	11,150	13,939

Cash flows from investing activities
Purchase of internal-use software ($1.1 million for the three months ended March 31, 2022 and 2021, respectively, to a related party)	(3,466)	(2,393)
Purchase of property and equipment and other assets	(508)	(142)
Purchase of Data Bound, net of cash acquired	—	(13,404)

Net cash used in investing activities	(3,974)	(15,939)

Cash flows from financing activities
Contributions	15	—
Distributions	—	(38)
Payments on long-term debt and capital leases	(2,214)	(19)
Seller financing on purchase of BPS assets	—	(2,000)

Net cash used in financing activities	(2,199)	(2,057)

Net increase (decrease) in cash and cash equivalents	4,977	(4,057)
Cash and cash equivalents – beginning of year	18,795	54,472

Cash and cash equivalents – end of year	$23,772	$50,415

Supplemental disclosures of cash flow information:
Cash paid during period for interest	$10,484	$10,779
Cash paid during period for taxes	280	377

See accompanying notes to the condensed consolidated financial statements.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

1.	BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

Business Description

Revint Holdings, LLC (the “Company”, “Revint”, “we”, “our” or “us”) is the owner of Revint Intermediate, LLC (“Intermediate I”) which in turn owns Revint Intermediate II, LLC (“Intermediate II”) which was formed June 13, 2018, as a Delaware limited liability company. Revint is owned by an investor group that includes NMC Ranger Holdings, LLC (“NMC Ranger”), NMC Ranger Holdings 2, LLC (“NMC Ranger 2”), members of the Company’s management and other investors. NMC Ranger Holdings is wholly-owned by New Mountain Partners V (AIV-D), LP. NMC Ranger 2 Holdings is majority owned by New Mountain Partners V (AIV-D), LP.

Revint Holdings, LLC consolidates the results of its wholly-owned direct and indirect subsidiaries which are comprised of the aforementioned entities along with AS Buyer, Inc. (“AS Buyer”), New AS Holdings, Inc. (“New AcuStream”), Revint Intermediate III, LLC, (“Intermediate III”), Revint Solutions LLC which was renamed to Cloudmed Solutions LLC in 2020 (“Cloudmed LLC”) (the operating company), Implementation Management Assistance, LLC (“IMA”), AcuStream, LLC (“AcuStream”), Cloudmed, LLC (“old Cloudmed”), Washington & West, LLC (“W&W”), Praxis Healthcare Solutions, LLC (“Praxis”), Triage Consulting Group, LLC (“Triage”), Data Bound Solutions, LLC (“Data Bound”), Managed Care Revenue Consulting Group (“MCRC”), Empire Medical Review Services, LLC (“EMRS”), New EMRS Inc. (“New EMRS”), Eligibill, LLC (“Eligibill”), New Eligibill Inc. (“New Eligibill”), Par8o, LLC (“Par8o”) and New Par8o, Inc. (“New Par8o”).

Revint Holdings, LLC is a technology company powered by a revenue intelligence platform that helps healthcare providers get paid for the services they deliver. Our cloud-based platform combines intelligent automation and deep domain expertise to analyze large volumes of clinical and financial data, identify missed opportunities and deliver additional revenue to our customers.

Basis of Presentation

The accompanying condensed consolidated financial statements reflect the Company’s financial position as of March 31, 2022 and December 31, 2021, the results of operations of the Company for the three months ended March 31, 2022 and 2021, and the cash flows of the Company for the three months ended March 31, 2022 and 2021. These financial statements include the accounts of Revint Holdings, LLC and its wholly-owned subsidiaries. All material intercompany amounts have been eliminated in consolidation. These financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting. Accordingly certain information and footnote disclosures required for complete financial statements are not included herein. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the interim financial information, have been included. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending December 31, 2022.

When preparing financial statements in conformity with GAAP, the Company makes a number of significant estimates, assumptions and judgments in the preparation of the financial statements. Actual results could differ from those estimates. For a more complete discussion of the Company’s significant accounting policies and other information, the unaudited consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements of the Company as of December 31, 2021.

Recently Issued Accounting Standards and Disclosures

ASU No. 2016-02. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which superseded existing guidance on accounting for leases in Topic 840, Leases. ASU 2016-02

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

generally requires an entity to recognize both assets and liabilities arising from financing and operating leases, along with additional qualitative and quantitative disclosures. The Company adopted ASU 2016-02 effective January 1, 2022 using the modified retrospective transition method, utilizing a cumulative-effect adjustment, without restating prior period comparative financial statements. The Company elected the package of practical expedients upon transition that retained the lease classification and initial directs costs for any leases that existed prior to adoption of the standard. Adoption of the new standard resulted in the recording of additional right-of-use (“ROU”) assets and lease liabilities of approximately $24.3 million and $28.3 million, respectively, as of January 1, 2022. The Company recorded a transition adjustment to retained earnings of $1.6 million.

ASU No. 2016-13. In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 introduces the current expected credit losses methodology for estimating allowances for credit losses. ASU 2016-13 applies to all financial instruments carried at amortized cost and off-balance-sheet credit exposures not accounted for as insurance, including loan commitments, standby letters of credit and financial guarantees. The new accounting standard does not apply to trading assets, loans held for sale, financial assets for which the fair value option has been elected, or loans and receivables between entities under common control. This guidance is effective for private companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of this new guidance on our financial statements.

ASU No. 2019-12. In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This guidance is effective for private companies for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of this new guidance on our financial statements.

ASU No. 2020-06. In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be reported as a single liability instrument with no separate accounting for embedded conversion features. This new standard also removes certain settlement conditions that are required for contracts to qualify for equity classification and simplifies the diluted earnings per share calculations by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in diluted earnings per share calculations. This guidance is effective for private companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of this new guidance on our financial statements.

ASU 2021-08. In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). ASU 2021-08 requires companies to apply Topic 606, Revenue from Contracts with Customers, to recognize and measure contract assets and contract liabilities obtained in a business combination. The ASU amendments will generally result in the recognition of contract assets and contract liabilities by the acquirer at amounts consistent with those recorded by the acquiree immediately before the acquisition date. This guidance is effective for private companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. The Company is currently evaluating the impact of this new guidance on our financial statements.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

ASU 2022-03. In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”). ASU 2022-03 clarifies that a contractual sale restriction on an equity security should not be considered in measuring the security’s fair value. This guidance is effective for private companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

2.	ACQUISITIONS

Data Bound—On March 25, 2021, Revint acquired Data Bound Solutions, LLC, (“Data Bound”), a provider of robotic process automation (“RPA”) software and services to hospitals and health systems, for a purchase price of $12.9 million subject to certain closing conditions pursuant to the Agreement. The acquisition was funded with cash from operations. After the consummation of the transaction, we owned 100% of the outstanding equity interest in Data Bound. The acquisition complements our current suite of solutions with an RPA solution that can be sold to our existing customers.

The Data Bound acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Revint is deemed the acquirer and all purchase accounting was pushed down to Data Bound. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

The fair values of Data Bound’s assets acquired and liabilities assumed at the date of the acquisition are summarized as follows:

in thousands
Cash paid to sellers	$12,911

Cash acquired	$102
Accounts receivable	596
Other current assets	1
Net fixed assets	26
Intangibles	4,400
Goodwill	8,884
Accounts payable and accrued expenses	(234)
Deferred revenue	(864)

Net assets acquired	$12,911

The $4.4 million of acquired intangible assets include the following:

in thousands	Fair Value	Estimated Useful Life
Customer relationships	$1,000	15 years
Developed technology	3,400	5 years

	$4,400

Transaction expenses associated with the acquisition of Data Bound totaled $426 thousand.

During the three months ended March 31, 2022, there were no material purchase accounting adjustments to the fair value of assets acquired or the liabilities assumed in connection with the Data Bound acquisition.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

Managed Care Revenue Consulting Group—On July 1, 2021, Revint acquired Managed Care Revenue Consulting Group, LLC (“MCRC”), a growing provider in revenue cycle solutions for hospital networks for a purchase price of $29.4 million, including an earn-out liability of $2.6 million, subject to certain closing conditions pursuant to the Agreement. The acquisition was funded with proceeds from borrowings under our revolving credit commitments associated with the 2020 Credit Facility. After the consummation of the transaction, we owned 100% of the outstanding equity interest in MCRC. The acquisition complements our current suite of solutions with added revenue cycle expertise and expands our customer base, primarily in the northeast region of the United States, allowing us to better support our customers in this market with our broad set of solutions.

The MCRC acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Revint is deemed the acquirer and all purchase accounting was pushed down to MCRC. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

The preliminary fair values of MCRC’s assets acquired and liabilities assumed at the date of the acquisition are summarized as follows:

in thousands
Cash paid to sellers	$26,757
Earn-out liability	2,600

$29,357

Cash acquired	$584
Accounts receivable	3,548
Prepaid expense	101
Other current assets	9
Intangibles	15,700
Goodwill	10,238
Other long-term assets	49
Accrued expenses	(803)
Other long-term liabilities	(69)

Net assets acquired	$29,357

The $15.7 million of acquired intangible assets include the following:

in thousands	Fair Value	Estimated Useful Life
Customer relationships	$15,500	21 years
Trade	200	1.5 years

	$15,700

Transaction expenses associated with the acquisition of MCRC totaled $590 thousand.

The MCRC earn-out liability was revalued as of March 31, 2022 and December 31, 2021 to $8.7 million. In Q2 2022, $3.0 million was paid related to this earn-out liability.

During the three months ended March 31, 2022, there were no material purchase accounting adjustments to the fair value of assets acquired or the liabilities assumed in connection with the MCRC acquisition.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

Eligibill—On October 12, 2021, Revint acquired Empire Medicare Review Services, Inc. and Eligibill, Inc. (collectively, “Eligibill”), a leading provider of insurance discovery services for hospitals and healthcare systems for a purchase price of $3.4 million subject to certain closing conditions pursuant to the Agreement. The acquisition was funded with cash from operations. After the consummation of the transaction, we owned 100% of the outstanding equity interest in Eligibill. The acquisition helps to strengthen our current platform with additional technology and insurance discovery capabilities. This investment in our platform will help our customers automate, accelerate and optimize their most critical revenue management functions with improved accuracy and efficiency.

The Eligibill acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Revint is deemed the acquirer and all purchase accounting was pushed down to Eligibill. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

The preliminary fair values of Eligibill’s assets acquired and liabilities assumed at the date of the acquisition are summarized as follows:

in thousands
Cash paid to sellers	$3,396

Cash acquired	$380
Accounts receivable	47
Intangibles	900
Goodwill	2,300
Deferred tax liability	(230)
Accrued expenses	(1)

Net assets acquired	$3,396

The $900 thousand of acquired intangible assets include the following:

in thousands	Fair Value	Estimated Useful Life
Customer relationships	$150	15 years
Developed technology	750	5 years

	$900

Transaction expenses associated with the acquisition of Eligibill totaled $236 thousand.

During the three months ended March 31, 2022, there were no material purchase accounting adjustments to the fair value of assets acquired or the liabilities assumed in connection with the Eligibill acquisition.

Par8o—On December 15, 2021, Revint acquired Par8o, Inc. (“Par8o”), a leading provider of 340B discovery and patient referral management technology services for a purchase price of $196.7 million subject to certain closing conditions pursuant to the Agreement. The acquisition was funded with proceeds from incremental borrowings under our 2020 Credit Facility. After the consummation of the transaction, we owned 100% of the outstanding equity interest in Par8o. The acquisition helps to strengthen our current platform with advanced 340B discovery capabilities and enhanced machine learning technology, allowing us to better support our customers with our broad set of solutions.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

The Par8o acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Revint is deemed the acquirer and all purchase accounting was pushed down to Par8o. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

The preliminary fair values of Par8o’s assets acquired and liabilities assumed at the date of the acquisition are summarized as follows:

in thousands
Cash paid to sellers	$196,749

Cash acquired	$5,599
Accounts receivable	3,982
Prepaid expenses	206
Net fixed assets	86
Other long-term assets	34
Intangibles	101,700
Goodwill	112,676
Accounts payable and accrued expenses	(309)
Deferred revenue	(500)
Deferred tax liability	(25,674)
Other long-term liabilities	(1,051)

Net assets acquired	$196,749

The $101.7 million of acquired intangible assets include the following:

in thousands	Fair Value	Estimated Useful Life
Customer relationships	$80,600	22 years
Trade name	600	1 year
Developed technology	20,500	5 years

	$101,700

Transaction expenses associated with the acquisition of Par8o totaled $17.6 million. In connection with the completion of the Par8o acquisition, all share-based awards were cash settled at the discretion of the Company. The portion of the fair value of the awards not attributed to services previously provided of $14.1 million was included as post-combination expense within transaction expenses on our consolidated statement of operations for the year ended December 31, 2021.

During the three months ended March 31, 2022, there were no material purchase accounting adjustments to the fair value of assets acquired or the liabilities assumed in connection with the Par8o acquisition.

There was no impairment related to goodwill during the three months ended March 31, 2022 and March 31, 2021.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

3.	REVENUE RECOGNITION

Revenues are recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled in exchange for transferring those goods or services.

Disaggregated Revenue

The following table summarizes disaggregated revenue from contracts with customers for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
in thousands	2022	2021
Optimization Suite	$72,521	$58,674
Acceleration Suite	17,435	10,965
Other	10,704	3,743

Total	$100,660	$73,382

Contract Balances

The following table provides information about receivables, contract assets and deferred revenue from contracts with customers:

	As of March 31,	As of December 31,
in thousands	2022	2021
Receivables	$85,253	$76,275
Contract assets (1)	56,252	53,422
Deferred revenue (2)	3,453	3,693

(1)	Includes $31.9 million and $30.4 million in current assets as of March 31, 2022 and December 31, 2021, respectively.
(2)	Includes $1.1 million in current deferred revenue as of March 31, 2022 and December 31, 2021.

Unfulfilled Performance Obligations

The amount that was allocated to performance obligations that are unsatisfied is $3.5 million and $3.7 million as of March 31, 2022 and December 31, 2021, respectively.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

4.	INTANGIBLE ASSETS

Intangible assets consisted of the following:

	March 31, 2022
in thousands	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Estimated Useful Lives
Customer relationships	$487,050	$(68,340)	$418,710	10 - 22 years
Developed internal-use software	104,292	(35,800)	68,492	2 - 5 years
Trade names	13,000	(12,477)	523	1 - 10 years
Intellectual property	8,101	—	8,101	Indefinite

Total intangible assets	$612,443	$(116,617)	$495,826

	December 31, 2021
in thousands	Gross Carrying Amount	Accumulated Amortization		Net Carrying Value	Estimated Useful Lives
Customer relationships	$487,050	$(60,952)		$426,098	10 - 22 years
Developed internal-use software	100,826	(31,149)		69,677	2 - 5 years
Trade names	13,000	(12,294	)(1)	706	1 - 10 years
Intellectual property	8,101	—		8,101	Indefinite

Total intangible assets	$608,977	$(104,395)		$504,582

(1)	Includes $5.5 million of pretax impairment associated with certain trade names as a result of rebranding the Company.

Intangible asset amortization expense was $12.2 million and $10.2 million for the three months ended March 31, 2022 and 2021, respectively.

Estimated annual amortization expense related to intangible assets with definite lives as of March 31, 2022 is as follows:

in thousands
Reminder of 2022	$36,710
2023	44,524
2024	43,204
2025	40,808
2026	34,656
Thereafter	278,630

Total amortization expense	$478,532

The difference between estimated amortization expense and net amount of unamortized intangible assets is due to internal use software not placed in service and intellectual property which is indefinite-lived and thus not amortized.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

5.	DEBT

Debt obligations consist of the following:

	As of March 31,	As of December 31,
in thousands	2022	2021
Initial Term Loans with lender bearing interest at a rate based on LIBOR plus 4.25% (4.75% at March 31, 2022), principal and interest payable quarterly, with a maturity date of October 15, 2027. Collateralized by assets of the Company.	$633,616	$635,208
Incremental Term Loans with lender bearing interest at a rate based on LIBOR plus 4.25% (4.75% at March 31, 2022), principal and interest payable quarterly, with a maturity date of October 15, 2027. Collateralized by assets of the Company.	238,800	239,400

Total debt	872,416	874,608
Less: unamortized deferred financing fees	(35,967)	(37,628)
Less: current portion of long-term debt	(8,768)	(8,768)

Long-term debt, net	$827,681	$828,212

On October 15, 2020, the Company entered into a $640.0 million Credit Agreement with Goldman Sachs Bank USA, the administrative agent (the “2020 Credit Facility”). The terms of the 2020 Credit Facility provide for $640.0 million in Initial Term Loans and $75.0 million Revolving Credit Commitments. All loans bear interest at either the Base Rate or LIBOR plus a spread, as defined in the agreement based on the Consolidated First Lien Net Leverage Ratio in the most recently delivered Compliance Certificate. The 2020 Credit Facility has been guaranteed by Intermediate and is collateralized by the assets of the Company.

Initial borrowings at October 15, 2020 were $640.0 million in Initial Term Loans. The Initial Term Loans require quarterly principal payments of 0.25% of the amount borrowed, which commenced on June 30, 2021 with the remaining balance due at maturity on October 15, 2027.

The proceeds of the Initial Term Loans were used to (i) repay in full all outstanding indebtedness of the Company; and (ii) pay certain fees, premiums, expenses and other transaction costs incurred in connection with the Triage acquisition.

Upon entering into the Initial Term Loans in 2020, the Company incurred debt financing fees of $36.6 million, which were initially recorded as a reduction of the debt liability and are amortized to interest expense using the effective interest rate method from the issuance date of the term loan to the maturity date.

On October 18, 2021, we completed the repricing of the 2020 Credit Facility. The amendment reduces the spread by 0.75% and reduces the LIBOR floor from 0.75% to 0.5%.

On December 15, 2021, pursuant to the 2020 Credit Facility, we drew an additional $240.0 million in Incremental Term Loans. Incremental Term Loans are subject to the same terms applicable to the Initial Term Loans.

Upon completion of the repricing of the 2020 Credit Facility and the draw of the Incremental Term Loans, the Company incurred debt financing fees of $6.7 million, which were recorded as a reduction of the debt liability and are amortized to interest expense using the effective interest rate method from the date of issuance to maturity.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

As of March 31, 2022 and December 31, 2021, $75 million was available to be drawn under the Revolving Credit Loans. Under the Revolving Credit Loans, the Company incurs undrawn commitment fees at an annual rate of 0.375%.

The 2020 Credit Facility contains customary affirmative and negative covenants, including a “springing” financial covenant for the benefit of the revolving credit lenders under the 2020 Credit Facility requiring us to maintain a first lien net leverage ratio of 7.75:1.00 if on the relevant test date the aggregate outstanding amount of revolving credit loans and letters of credit (excluding the issued and undrawn letters of credit and cash collateralized letters of credit) exceed 35% of the aggregate amount of the revolving credit commitments under the 2020 Credit Facility. This ratio is calculated as the consolidated first lien debt as of the last day of the test period, minus an amount equal to the unrestricted cash amount as of such date, to the Consolidated EBITDA (as defined in the 2020 Credit Facility) for such test period. As of March 31, 2022, we were in compliance with these covenants.

6.	FAIR VALUE MEASUREMENTS

The Company defines fair value as the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the Company’s principal market for such transactions. If there is not an established principal market, fair value is derived from the most advantageous market. The Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, are carried at cost, which approximates their fair value because of the short-term nature of these financial instruments. The carrying value of the Company’s debt approximates their fair values as interest rates approximate market rates.

The Company uses a three-tier valuation hierarchy based upon observable and unobservable inputs:

•	Level 1 Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2 Inputs are directly or indirectly observable valuation inputs for the asset or liability, excluding Level 1 inputs.

•	Level 3 Inputs are unobservable inputs for the asset or liability.

The following sets forth by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a nonrecurring basis according to the valuation techniques the Company used to determine their fair values at:

	March 31, 2022
	Fair Value Measurements Using Inputs Considered as
in thousands	Level 1	Level 2	Level 3	Total
Liabilities
Earn-out liabilities	$—	$—	$8,700	$8,700

Total fair value of liabilities measured on a recurring basis	$—	$—	$8,700	$8,700

	December 31, 2021
	Fair Value Measurements Using Inputs Considered as
in thousands	Level 1	Level 2	Level 3	Total
Liabilities
Earn-out liabilities	$—	$—	$8,700	$8,700

Total fair value of liabilities measured on a recurring basis	$—	$—	$8,700	$8,700

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

Long-lived assets and intangible assets are subject to nonrecurring fair value measurements for the assessment of impairment or as a result of business combinations.

7.	INCOME TAXES

Income tax provisions for interim periods are based on estimated annual income tax rates, adjusted to reflect the effects of any significant and infrequent or unusual items which are required to be discretely recognized within the current interim period. The effective tax rates in the periods presented are largely based upon the projected annual pre-tax earnings by jurisdiction and the allocation of certain expenses in various taxing jurisdictions where the Company conducts its business. These taxing jurisdictions apply a broad range of statutory income tax rates.

The Company recognized income tax benefit for the three months ended March 31, 2022 and 2021 on the year-to-date pre-tax loss. The deviation from the federal statutory tax rate of 21% is primarily attributable to recognizing the provision for state taxes and discrete items.

At March 31, 2022 and December 31, 2021, the Company had gross deferred tax liabilities of $23.6 million and $24.1 million, respectively, related to the C corporations’ investment in Revint Intermediate III, LLC. At March 31, 2022 and December 31, 2021, a valuation allowance of $0.4 million had been recorded on the deferred tax assets related to federal and state net operating loss carryforwards and Section 163(j) interest carryforwards.

8.	LEASES

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets, current portion of operating lease liabilities and long-term portion of operating lease liabilities on our consolidated balance sheets.

ROU assets represent the Company’s right to control the use of an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating and financing lease ROU assets and liabilities are recognized at lease commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, we use our incremental borrowing rate, determined based on the information available at lease commencement date, in calculating the present value of lease payments. The ROU asset also includes any lease prepayments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

The Company elected to not separate lease and non-lease components for building and equipment leases. The Company will account for the lease and non-lease components, such as fixed service charges, as a single lease component. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term.

The Company has operating leases for corporate offices, operational facilities, shared service centers and certain equipment. Leases have remaining lease terms of less than 1 year to 9.5 years.

The Company elected to not separate lease and non-lease components to its equipment leased to customers as part of certain service arrangements. The lease components are combined with the non-lease components and accounted for under ASC 606.

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

The components of lease costs are $1.9 million of operating lease cost with no finance lease cost for the three months ended March 31, 2022 and $2.1 million of operating lease cost with $3 thousand of finance lease cost for the three months ended March 31, 2021.

Supplemental cash flow information related to leases are as follows:

in thousands	Three Months Ended March 31, 2022
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases	$1,810

Supplemental balance sheet information related to leases are as follows:

March 31, 2022
Weighted average remaining lease term:
Operating leases	4 years

Weighted average borrowing rate:
Operating leases	5.79%

Maturities of lease liabilities as of March 31, 2022 are as follows:

in thousands	Operating Leases
Remainder of 2022	$5,544
2023	7,685
2024	7,049
2025	5,241
2026	2,174
Thereafter	2,759

Total	$30,452
Less:
Imputed interest	3,594

Present value of lease liabilities	$26,858

Disclosures related to period prior to adoption of the new lease standard

As of December 31, 2021, the scheduled future minimum payments over the life of the leases are as follows:

in thousands	Capital Leases	Operating Leases
2022	$38	$7,029
2023	—	7,074
2024	—	6,969
2025	—	5,318
2026	—	2,160
Thereafter	—	2,759

Total minimum lease payments	38	31,309
Less: amounts representing interest	(2)	—

Net minimum lease payments	36	31,309
Less: current portion of capital lease obligations	(36)	—

Future minimum lease payments	$—	$31,309

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

9.	MEMBERS’ EQUITY

As of March 31, 2022, Revint Holdings, LLC had four classes of members’ interests, Class A-1, Class A-2, Class A-3 and Class A-4 which all contained voting rights. A class of profit units designated as Class P units are available for grant to employees, consultants, or advisors of the Company. Class P units do not contain voting rights.

The grant date fair value of our Class A, RSU and Class P unit awards are estimated based on the Monte Carlo equity allocation simulation. The grant date fair value of the enterprise was determined using both the guideline public company analysis and discounted cash flow method. The equity value of the enterprise represents a key input for determining the fair value of our awards. A discount for lack of marketability was applied to the per unit fair value to reflect increased risk arising from the inability to readily sell these equity awards. The estimated fair values for awards granted for the year ended December 31, 2021 included the following weighted average assumptions:

Year Ended December 31,
2021
Assumptions:
Expected term (in years)	1.5
Expected volatility	45%
Risk-free interest rate	0.2%
Dividend yield	—%

There were no awards granted for the three months ended March 31, 2022 and 2021.

Restricted Units

In connection with the Triage acquisition, the Company issued RSU’s which gave the participants the unconditional rights to receive Class A-1 membership interests. The total number of RSU’s authorized is 82,000 units. These restricted units vest equally over five years on the anniversary of the vesting commencement date with no partial vesting permitted.

The estimated fair value of RSUs is amortized straight-line as compensation expense over a term of five years for those awards expected to vest over the next five years. Total future compensation cost related to RSUs not yet recognized in the accompanying consolidated statements of operations is $6.5 million which will be amortized over a weighted average period of 3.5 years. Forfeitures are accounted for as they occur.

The following is a summary of non-vested RSUs:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested as of December 31, 2021	65,599	$111.56
Granted	—	—
Vested	—	—

Non-vested as of March 31, 2022	65,599	$111.56

Class P Units

Class P units are treated as equity-based compensation under ASC 718, Compensation—Stock Compensation. The Class P units can be issued to employees, consultants and advisors (“Participants”) of the

Revint Holdings, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

Company in connection with and as a part of the compensation and incentive arrangements between the Company and such Participants.

The following tables summarize the Class P unit activity:

	Class P Units	Weighted Average Grant Date Fair Value
Outstanding—December 31, 2020	276,840	$77.96
Repurchased	(750)	100.00

Outstanding—March 31, 2021	276,090	$80.47

There was no Class P unit activity for the three months ended March 31, 2022. There were 750 units repurchased at a total cost of $38 thousand for the three months ended March 31, 2021.

The estimated fair value of the Class P units is being amortized as compensation expense on a straight-line basis over a term of five years or the vesting period for the time-based units. Total future compensation cost related to awards not yet recognized in the accompanying consolidated statements of operations is $9.3 million which will be amortized over a weighted average period of 3.2 years.

10.	RELATED PARTIES

A former executive, who is also an equity owner in the Company, maintains an ownership interest in a vendor. Total amounts paid to the vendor during the three months ended March 31, 2022 and 2021 were $1.1 million, respectively. All payments made to the vendor reflect market rates.

11.	SUBSEQUENT EVENTS

On June 21, 2022, pursuant to the Transaction Agreement and Plan of Merger (the “Transaction Agreement”) dated as of January 9, 2022, among R1 RCM Inc. (f/k/a Project Roadrunner Parent Inc.), a Delaware corporation, R1 RCM Holdco Inc. (f/k/a R1 RCM Inc.), a Delaware corporation and wholly-owned subsidiary of R1 RCM Inc. (“Old R1 RCM”), Project Roadrunner Merger Sub Inc., formerly a wholly-owned subsidiary of the Company (“R1 Merger Sub”), Revint Holdings, LLC, a Delaware limited liability company (“Cloudmed”), CoyCo 1, L.P., a Delaware limited partnership (“CoyCo 1”), CoyCo 2, L.P., a Delaware limited partnership (“CoyCo 2” and, together with CoyCo 1, the “Sellers”), and, solely for certain purposes set forth therein, NMC Ranger Holdings, LLC, a Delaware limited liability company, R1 RCM Inc. purchased Cloudmed, a leader in Revenue Intelligence™ solutions for healthcare providers, and affiliated entities (collectively, the “Cloudmed entities” which includes Revint Holdings, LLC), through (i) a merger of R1 Merger Sub with and into Old R1 RCM with Old R1 RCM as the surviving entity, which resulted in Old R1 RCM becoming a wholly-owned subsidiary of R1 RCM Inc. and (ii) the Sellers contributing 100% of the equity of a blocker parent corporation of the Cloudmed entities in exchange for shares of common stock, par value $0.01 per share, of R1 RCM Inc., subject to certain adjustments following the closing as set forth in the Transaction Agreement (the “Acquisition”, and together with the Holding Company Reorganization, the “Transactions”). The total purchase price was $3.3 billion.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses in connection with the registration of the securities offered hereby are estimated as follows:

SEC registration fee	$345,261.53
Legal fees and expenses		(1)
Accountants’ fees and expenses		(1)
Printing and miscellaneous expenses		(1)

Total		$(1)

(1)	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Charter provides that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Charter or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 16.	Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1	Certificate of Amendment to Restated Certificate of Incorporation of Old R1 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-41428) filed on June 21, 2022).

3.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-41428) filed on June 21, 2022).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K (File No. 001-41428) filed on June 21, 2022).

4.1	Second Amended and Restated Registration Rights Agreement, dated as of June 21, 2022, by and among the Registrant, Old R1, TCP-ASC, IHC Health Services, Inc., Shared Business Services, LLC and the sellers named therein (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-41428) filed on June 21, 2022).

4.2	Amended and Restated Investor Rights Agreement, dated June 21, 2022, by and among the Registrant, Old R1 and TCP-ASC (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-41428) filed on June 21, 2022).

4.3	Investor Rights Agreement, dated June 21, 2022, by and among the Registrant and the sellers named therein (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-41428) filed on June 21, 2022).

4.4	Warrant Assignment and Assumption Agreement, dated June 21, 2022, by and between the Registrant and IHC Health Services, Inc. (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K (File No. 001-41428) filed on June 21, 2022).

4.5	Warrant, dated January 23, 2018, by and between Old R1 and IHC Health Services, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-34746) filed on January 24, 2018).

4.6	Warrant Assignment and Assumption Agreement, dated June 21, 2022, by and between the Registrant and TCP-ASC (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K (File No. 001-41428) filed on June 21, 2022).

Exhibit No.	Description

4.7	Warrant, dated February 16, 2016, by and between Old R1 and TCP-ASC (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (File No. 001-34746) filed on May 10, 2016).

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Deloitte & Touche LLP, Independent Auditor.

24.1	Power of Attorney (included on signature page to this registration statement).

107	Filing Fee Table.

*	To be filed by amendment pursuant to a Current Report on Form 8-K to be incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murray, State of Utah, on September 8, 2022.

R1 RCM Inc.

By:	/s/ Joseph Flanagan
Name:	Joseph Flanagan
Title:	Chief Executive Officer

Power of Attorney

The undersigned directors and officers of R1 RCM Inc. hereby appoint each of Rachel Wilson and M. Sean Radcliffe as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 8, 2022.

Signature	Title

/s/ Joseph Flanagan Joseph Flanagan	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Rachel Wilson Rachel Wilson	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Richard B. Evans, Jr. Richard B. Evans, Jr.	Corporate Controller (Principal Accounting Officer)

/s/ Bradford Kyle Armbrester Bradford Kyle Armbrester	Director

/s/ Agnes Bundy Scanlan Agnes Bundy Scanlan	Director

/s/ Brian Dean Brian Dean	Director

/s/ Jeremy Delinsky Jeremy Delinsky	Director

Signature	Title

/s/ David M. Dill David M. Dill	Director

/s/ Michael C. Feiner Michael C. Feiner	Director

/s/ John B. Henneman III John B. Henneman III	Lead Director

/s/ Matthew Holt Matthew Holt	Director

/s/ Neal Moszkowski Neal Moszkowski	Director

/s/ Ian Sacks Ian Sacks	Director

/s/ Jill Smith Jill Smith	Director

/s/ Anthony J. Speranzo Anthony J. Speranzo	Chair of the Board

/s/ Anthony R. Tersigni Anthony R. Tersigni	Director

/s/ Albert R. Zimmerli Albert R. Zimmerli	Director